                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

FORM 4

[_]  Check box if no longer
     subject of Section 16. Form 4 or
     Form 5 obligations may
     continue. See Instruction 1(b).
(Print or Type Responses)

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1.   Name and Address of Reporting Person*

Alarcon, Sr.                         Pablo                Raul
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   (Last)                           (First)             (Middle)

                                 3191 Coral Way
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                                    (Street)

Miami,                                FL                 33145
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Spanish Broadcasting System, Inc. (SBSA)
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3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



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4.   Statement for Month/Year

     October 1999

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5.   If Amendment, Date of Original (Month/Year)

     November 1999
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
     [_] Form filed by More than One
     Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (Month/
                                       Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Class A Common Stock                  11/02/99        S              750,000     (D)     $20.00  1,070,000***     D
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*** Represents 1,070,000 shares of Class B Common Stock which is convertible on a 1 to 1 basis into Class A Common Stock at the option of the registrant; such shares are included in Table II, column 9 of this Form 4.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, see Instruction
4(b)(v).



                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Class B Common
Stock               1-1      11/02/99                 750,000 Immed-  none  Class A  750,000          1,070,000      D
                                                              iately        Common
                                                                            Stock
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Explanation of Responses:


/s/ Pablo Raul Alarcon, Sr.                                      12/03/99
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.